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                                                               EXHIBIT 1.A(1)(b)

                                 AMENDMENT NO. 1
                               CUSTODIAN AGREEMENT
                                     BETWEEN
                            A I M DISTRIBUTORS, INC.
                                       AND
                       STATE STREET BANK AND TRUST COMPANY

         The Custodian Agreement (the "Agreement"), dated April 29, 1999, by and between A I M DISTRIBUTORS, INC., a Delaware corporation with its principal office at Eleven Greenway Plaza, Suite 100, Houston, Texas and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation having an office at 225 Franklin Street, Boston, Massachusetts 02110, is hereby amended as follows:

         1. The first WHEREAS paragraph on page one of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "WHEREAS, the Sponsor is engaged in the business of selling shares of mutual funds and similar securities and presently wishes to engage the services of the Custodian in connection with the administration of a plan for the accumulation of shares of AIM Summit Fund (the "Fund") which the Sponsor sells and distributes for the benefit of Planholders (as defined herein) of AIM Summit Investors Plans II (the "Plan");"

         2. Section I.A.1. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "1. Nature of the Plan. The Sponsor intends to offer the Plan for the accumulation of shares of the Fund, or any other shares substituted therefor, under the terms of the Plan (all such shares being hereinafter called the "Fund Shares" and the issuer of such shares being hereinafter called the "Fund," unless the context indicates otherwise). Beneficial owners of Fund Shares under the Plan are hereinafter called "Planholders"."

         3. The third sentence of Section III.A.4. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "Rule 12b-1 payments are paid by the Fund to the Sponsor who in turn will remit to the Custodian, as its agent, amounts due to dealers of record. The Custodian will keep records necessary to, and as received by it will pay such amounts to, the appropriate dealer of record."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
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Date:     7-24-00
       ----------------------------------------

                                                                  A I M DISTRIBUTORS, INC.

Attest:    /s/ P. MICHELLE GRACE                                  By:  /s/ MICHAEL D. CEMO
         --------------------------------------                         ----------------------------------------
                  Assistant Secretary                                                   President

(SEAL)
                                                                  STATE STREET BANK AND TRUST
                                                                  COMPANY

Attest:   /s/ ILLEGIBLE                                           By:    /s/ RONALD E. LOGUE
         --------------------------------------                         ----------------------------------------
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